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Exhibit 5.1

[Opinion of Dorsey & Whitney LLP]

    October 12, 2001

Hormel Foods Corporation
1 Hormel Place
Austin, MN 55912-3680

  Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

    Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") that Hormel Foods Corporation (the "Company") filed on August 28, 2001 (File No. 333-68498) with the Securities and Exchange Commission relating to the issuance by the Company of $350,000,000 aggregate principal amount of its 6 5/8% Notes due 2011 (the "New Notes") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for a like principal amount of outstanding unregistered 6 5/8% Notes due 2011 (the "Old Notes"). The New Notes are issuable under an indenture dated as of June 1, 2001, as supplemented (the "Indenture"), between the Company and U.S. Bank Trust National Association, as trustee (the "Trustee").

    We have examined such documents, including the Indenture and resolutions adopted by the Board of Directors of the Company on March 26, 2001 (the "Resolutions"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of

October 12, 2001

such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

    Based on the foregoing, we are of the opinion that the New Notes have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee as specified in the Indenture and delivered against surrender and cancellation of a like principal amount of Old Notes in the manner described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

    The opinion set forth above is subject to the following qualifications and exceptions:

      (a) Our opinion stated above is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors' rights.

      (b) Our opinion stated above is subject to the effect of general principals of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

      (c) In rendering the opinion set forth above, we have assumed that, at the time of the authentication and delivery of the New Notes, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the New Notes, and the Registration Statement will have been declared effective by the Securities and Exchange Commission and will continue to be effective.

    Our opinion expressed above is limited to the Delaware General Corporation Law and the federal laws of the United States of America.

    We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus that is part of the Registration Statement.

Very truly yours,
/s/ DORSEY & WHITNEY LLP

RAR

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[Opinion of Dorsey & Whitney LLP]